Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated August 26, 2022 and each included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-2), File No. 333-261903 of Panagram Capital, LLC (the “Registration Statement”).

We also consent to the use of our reports dated: i) April 1, 2022 with respect to the financial statements and financials highlights of Panagram Capital, LLC as of December 31, 2021 and for the period from October 1, 2021 through December 31, 2021 and ii) December 27, 2021 with respect to the financial statements and financial highlights of Panagram Capital, LLC as of September 30, 2021 and for the period from September 7, 2021 (commencement of operations) through September 30, 2021, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 26, 2022